Exhibit 99.1



                          CARMAX AUTO SUPERSTORES, INC.

                      Monthly Servicer's Certificates Audit
                        (CarMax Auto Owner Trust 2002-1)

                                   May 9, 2003





                         Independent Accountants' Report




The Board of Directors
CarMax Auto Superstores, Inc.:


We have examined management's assertion about CarMax Auto Superstores, Inc.'s (CarMax) compliance, as Servicer, with section 3.9 of the Sale and Servicing Agreement, dated June 1, 2002 (the Agreement), between CarMax, as Seller and Servicer, Pooled Auto Securities Shelf, LLC and CarMax Auto Owner Trust 2002-1, for the period from June 1, 2002 to February 28, 2003, included in the accompanying Management Report. Management is responsible for CarMax's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about CarMax's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about CarMax's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our opinion does not provide a legal determination on CarMax's compliance with specified requirements.

In our opinion, management's assertion that CarMax Auto Superstores, Inc. complied with the requirements of the aforementioned section of the Agreement for the period from June 1, 2002 to February 28, 2003 is fairly stated, in all material respects.





/s/KPMG LLP


KPMG LLP


May 9, 2003

                                Management Report




Management of CarMax Auto Superstores, Inc. (CarMax), as Servicer, is responsible for compliance with the servicing requirements in section 3.9 of the Sale and Servicing Agreement dated June 1, 2002, (the "Agreement") between CarMax, as Seller and Servicer, Pooled Auto Securities Shelf, LLC and CarMax Auto Owner Trust 2002-1.



Management has performed an evaluation of CarMax's compliance with the aforementioned section of the Agreement for the period from June 1, 2002 through February 28, 2003. Based upon this evaluation, management believes that, during the period from June 1, 2002 through February 28, 2003, CarMax, as Servicer, was materially in compliance with the aforementioned section of the Agreement.









CarMax, Inc. and subsidiaries





/s/Austin Ligon                                  /s/Keith D. Browning
---------------                                  --------------------
Austin Ligon                                     Keith D. Browning

President and Chief Executive Officer            Executive Vice President and
                                                 Chief Financial Officer






May 9, 2003